Exhibit 99.1

CONTINENTAL BUILDING PRODUCTS REPORTS FIRST QUARTER 2014 RESULTS

Herndon, Virginia, May 12, 2014. Continental Building Products, Inc. (NYSE: CBPX), a leading manufacturer of gypsum wallboard and complementary finishing products, announced today results for the first quarter ended March 31, 2014.

Highlights of First Quarter 2014 (Successor) as Compared to First Quarter 2013 (Predecessor)

•	Net sales increase 4.2% to $87.0 million

•	Adjusted EBITDA[1] at $20.2 million, flat to last year

•	Operating income of $6.3 million, compared to $10.0 million last year

•	Adjusted net loss of $0.6 million, compared to net income of $9.8 million a year ago

•	Wallboard average mill net price increases 7.0% to $157.32 per thousand square feet (MSF)

•	Wallboard volume flat at 438 million square feet (MMSF)

•	Lower quarter-end leverage ratio expected to reduce interest rate margin spread by 50 basis points on first lien credit agreement

“We are pleased with the continued pricing momentum in our business evidenced by the sequential quarterly increase in the average mill net price of our U.S. operations, which grew 11.5% compared to the fourth quarter of 2013,” stated Ike Preston, Continental’s CEO. “We achieved these strong price gains in the first quarter amid flat volumes, which were unfavorably impacted by adverse weather conditions in many of our markets in the eastern United States. In our efforts to overcome the subdued pace of construction activity to start the year, we remained focused on cost reductions and realized a 140 basis point improvement in SG&A as a percent of sales to 8.6%, helped by ongoing efficiency initiatives. Our adjusted EBITDA was stable compared to a year ago as our improvement in sales was offset primarily by higher energy costs. As we move forward in 2014, we believe the longer term recovery in housing markets remains in place and we are well positioned to grow our business and leverage our low cost, efficient capacity as demand improves.”

First Quarter 2014 (Successor) Vs First Quarter 2013 (Predecessor)

Net sales for the first quarter of 2014 totaled $87.0 million, up 4.2%, compared to $83.5 million in the first quarter of 2013. The increase in sales was primarily driven by a 7.0% increase in the average mill net price2 to $157.32 per MSF from $146.97 per MSF in the prior year quarter, partially offset by unfavorable foreign exchange rates. Wallboard volumes were impacted by adverse weather conditions and remained stable at 438 MMSF compared to the prior year quarter, with a 2.2% increase in U.S. volumes offset by lower volumes in Canada.

Comparison of Successor current period gross profit to prior year Predecessor gross profit was significantly impacted by purchase accounting from our acquisition by Lone Star. Gross profit was $13.8 million, down compared to $18.3 million in the prior year quarter, primarily as a result of $7.8 million in higher depreciation and amortization costs from the acquisition, as well as increased energy costs. This decrease was partially offset by savings from the Company’s continued focus on cost reduction and efficiencies.

[1]	See the financial schedules at the end of this press release for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to operating income.
[2]	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Selling and administrative (SG&A) expense was $7.5 million in the first quarter of 2014, a decrease of 10.1% from $8.3 million in the prior year quarter, as a result of reduced overhead expenses. Services performed by Lafarge North America, which were allocated costs in the prior year, are now performed in-house or through a transition services agreement with Lafarge North America. In the current quarter, all of these costs were captured in direct SG&A.

Operating income was $6.3 million, down $3.7 million from $10.0 million in the prior year quarter, largely attributable to the impact of higher depreciation and amortization resulting from the Lone Star acquisition. Interest expense was $14.2 million, up $14.1 million from $0.1 million in the prior year, reflecting an increase in long-term debt and a non-recurring charge of $6.9 million related to the write-off of deferred financing fees and original issue discount as part of the extinguishment of debt. Net loss during the quarter was $8.6 million, or $0.22 per diluted share, compared to net income of $9.8 million in the prior year quarter. Our adjusted net loss for the first quarter of 2014, which excludes several charges incurred in connection with our recently completed initial public offering, was $691,000, or an adjusted loss per diluted share of $0.02.3

Adjusted EBITDA was $20.2 million, stable compared to the prior year quarter, as higher revenues were essentially offset by higher energy costs resulting from severe cold in the early part of the year.

On March 31, 2014, the Company had cash of $3.1 million and total debt outstanding of $423.3 million. In February 2014, the Company completed its initial public offering, raising net proceeds of $151.4 million, which was used, along with cash on hand, to reduce debt through the repayment of its second lien term loan of $155.0 million. This helped the Company achieve a lower leverage ratio at March 31, 2014, which based on the Company’s credit agreement, is expected to reduce the interest rate spread on the first lien credit agreement by 50 basis points starting later in the second quarter 2014. Maintaining this leverage ratio would represent approximately $2.1 million in cash interest savings on an annual basis.

Investor Conference Webcast and Conference Call:

The Company will host a webcast and conference call on Monday, May 12, 2014 at 5:00 p.m. Eastern time to review first quarter results and discuss recent events. The live webcast will be available on the Investor Relations section of the Company’s website at www.continental-bp.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through June 12, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13580857.

About Continental Building Products

Continental Building Products is a leading North American manufacturer of gypsum wallboard, joint compound and complementary finishing products. The Company is headquartered in Herndon, Virginia with operations serving the residential, commercial and repair and remodel construction markets primarily in the eastern United States and eastern Canada. For additional information, visit www.continental-bp.com.

[3]	See the financial schedules at the end of this press release for a reconciliation of adjusted diluted earnings (loss) per share, a non-GAAP measure, to diluted earnings (loss) per share.

On August 30, 2013, an affiliate of the Company’s controlling stockholder acquired substantially all of the assets of the gypsum business that was part of Lafarge North America Inc. (Lafarge) for a purchase price of approximately $703 million. The financial statements presented for periods prior to August 30, 2013, or the Predecessor statements, are derived from Lafarge’s consolidated financial statements and accounting records of its gypsum division. Continental, which was formed on July 26, 2013, had no operating results prior to its acquisition of the Lafarge gypsum division. The financial statements after August 30, 2013, or the Successor statements, reflect the net assets acquired at fair value and also include additional indebtedness arising from the acquisition. As a result, the Successor statements and Predecessor statements are not readily comparable.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2013 filed on March 27, 2014, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:

703 480-3980

Investorrelations@continental-bp.com

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Operations

(dollars in thousands except per share data)

(Unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Net Sales	86,973	83,450
Costs, expenses and other income:
Cost of goods sold	73,196	65,157
Selling and administrative:
Direct	7,496	6,444
Allocated from Lafarge	—	1,896

Total selling and administrative	7,496	8,340

Total costs and operating expenses	80,692	73,497
Operating income	6,281	9,953
Other (expense) income, net	(5,186)	(23)
Interest expense, net	(14,176)	(62)

Income (loss) before earnings (losses) on equity method investment and income tax	(13,081)	9,868
Earnings (losses) from equity method investment	—	(93)

Income (loss) before income tax benefit	(13,081)	9,775
Income tax benefit	4,458	22

Net income (loss)	(8,623)	9,797

Net loss per share, basic and diluted:
Basic	$(0.22)
Diluted	$(0.22)
Weighted average shares outstanding:
Basic	39,493,722
Diluted	39,493,722
Other Financial and Operating Data:
EBITDA (1)	$20,164	$16,194
Adjusted EBITDA (1)	$20,164	$20,173
Adjusted EPS - diluted (1)	($0.02)	na
Capital expenditures	$1,284	$725
Wallboard sales volume (million square feet)	438	438
Mill net sales price (2)	$157.32	$146.97

(1)	EBITDA, Adjusted EBITDA, and Adjusted EPS are non-GAAP measures. See “Reconciliation of Non-GAAP Measures” below for how we calculate and define EBITDA and Adjusted EBITDA as non-GAAP measures, reconciliations thereof to operating income and net income, the most directly comparable GAAP measure, and a description as to why we believe these measures are important.
(2)	Mill net sales price represents average selling price per thousand square feet net of freight and delivery costs.

Continental Building Products, Inc.

Consolidated Balance Sheets

(dollars in thousands except share data)

	March 31, 2014 (unaudited)	December 31, 2013
Assets
Cash	$3,056	$11,822
Receivables, net	38,309	32,328
Inventories	37,851	28,120
Prepaid and other current assets	6,733	4,523
Deferred taxes, current	6,433	2,137

Total current assets	92,382	78,930
Property, plant and equipment, net	375,219	383,625
Customer relationships and other intangibles, net	121,469	126,126
Goodwill	119,945	119,945
Equity method investment	13,000	—
Financial interest in Seven Hills	—	13,000
Debt issuance costs	10,224	17,800
Deferred taxes, non-current	980	950

Total Assets	$733,219	$740,376

Liabilities and Equity
Accounts payable	$26,072	$28,126
Accrued and other liabilities	4,932	11,325
Notes payable, current portion	4,150	4,150

Total current liabilities	35,154	43,601
Other long-term liabilities	129	—
Notes payable, non-current portion	419,109	559,924

Total liabilities	454,392	603,525

Equity
Common stock	44	32
Additional paid-in capital	286,396	134,968
Accumulated other comprehensive income (loss)	(1,095)	(254)
Accumulated earnings (deficit)	(6,518)	2,105

Total equity	278,827	136,851

Total liabilities and equity	$733,219	$740,376

Continental Building Products, Inc.

Consolidated (Successor) / Combined (Predecessor) Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Successor	Predecessor
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Cash flows from operating activities:
Net income (loss)	$(8,623)	$9,797
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	13,883	6,242
Amortization of debt issuance costs and debt discount	7,526	—
Loss from equity method investment	—	93
Share based compensation	86	—
Deferred taxes	(4,329)	68
Change in assets and liabilities:
Receivables	(5,994)	(6,689)
Inventories	(9,817)	(4,321)
Prepaid expenses and other current assets	(459)	(861)
Other long-term assets	—	—
Accounts payable	(1,993)	(607)
Accrued and other liabilities	(6,350)	(4,008)
Other long term liabilities	129	(56)

Net cash used in operating activities	(15,941)	(342)
Cash flows from investing activities:
Capital expenditures	(1,284)	(725)
Distributions from equity method investment	—	214

Net cash used in investing activities	(1,284)	(511)
Cash flows from financing activities:
Capital contribution (distribution) from (to) Lafarge NA, net	—	853
Net proceeds from issuance of common stock	151,354	—
Principal payment for First Lien Credit Agreement	(1,038)	—
Repayment of Second Lien Credit Agreement	(155,000)	—
Proceeds from revolving credit facility, net	13,500	—

Net cash provided by financing activities	8,816	853

Effect of foreign exchange rates on cash and cash equivalents	(357)	—
Net change in cash and cash equivalents	(8,766)	—
Cash, beginning of period	11,822	—

Cash, end of period	$3,056	$—

Reconciliation of GAAP Measures to Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings (Loss) Per Share have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We have presented EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings (Loss) Per Share as supplemental performance measures because we believe that they facilitate a comparative assessment of our operating performance relative to our performance based on our results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that we believe do not reflect our operations and underlying operational performance. Management also believes that EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings (Loss) Per Share are useful to investors because they present a better reflection of our performance as an independent company following the acquisition and allows investors to view our business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.

EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings (Loss) Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings (Loss) Per Share in the same manner as we do. EBITDA, Adjusted EBITDA, and Adjusted Diluted Earnings (Loss) Per Share are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to operating income determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

The following is a reconciliation of operating income to EBITDA and adjusted EBITDA and of Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings (Loss) Per Share:

Continental Building Products, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

(dollars in thousands, except per share amounts)

(Unaudited)

			Successor	Predecessor
			Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
Operating Income - GAAP Measure			$6,281	$9,953
Depreciation and amortization			13,883	6,242

EBITDA - Non-GAAP Measure			20,164	16,195
Pension and post-retiree costs retained by Lafarge	(a	)	—	2,858
Master Brand Agreement	(b	)	—	1,120

Adjusted EBITDA - Non-GAAP Measure			$20,164	$20,173

			Successor
			Three Months Ended March 31, 2014
Net income (loss) - GAAP Measure			$(8,623)
Termination fee for advisory agreement, after tax	(c)		1,318
Call premium for Second Lien Credit Agreement, after tax	(d)		2,044
Expense of original issue discount and deferred financing fees for debt repayment, after tax	(e)		4,570

Adjusted Net Income (Loss) - non-GAAP measure			$(691)

			Successor
			Three Months Ended March 31, 2014
Earnings (Loss) Per Share, fully diluted - GAAP Measure			$(0.22)
Termination fee for advisory agreement	(c)		0.03
Call premium for Second Lien Credit Agreement	(d)		0.05
Expense of original issue discount and deferred financing fees for debt repayment	(e)		0.12

Adjusted Earnings (Loss) Per Share, fully diluted - non-GAAP measure			$(0.02)

(a)	Lafarge retained the pension and post-retiree liabilities related to its gypsum division and no new plans have been established by Continental. The adjustment represents pension and post-retiree benefit costs allocated to the Predecessor.
(b)	Adjusts for the amounts paid to Lafarge under the master brand agreements by Lafarge that were discontinued after the Acquisition.
(c)	Adjusts for the payment of a termination fee for an asset advisory agreement with an affiliate of Lone Star for $2.0 million.
(d)	Adjusts for the call premium that was expensed as part of the early retirement of our entire Second Lien Credit Agreement.
(e)	Adjusts for the remaining original issue discount and deferred financing fees that were expensed as part of the early retirement of our Second Lien Credit Agreement.

Interim Volumes and Mill Net Prices

(unaudited)

	Predecessor
	Three Months Ended March 31, 2013	Three Months Ended June 30, 2013	July 1, 2013 to August 30, 2013
Volumes (million square feet)	438	523	373
Mill net Price per MSF - Total	$146.97	$149.56	$145.43
Mill net Price per MSF - U.S. Only	$149.63	$152.34	$147.50

	Successor
	July 26, 2013 to September 30, 2013	Three Months Ended December 31, 2013	Three Months Ended March 31, 2014
Volumes (million square feet)	195	632	438
Mill net Price per MSF - Total	$144.06	$143.04	$157.32
Mill net Price per MSF - U.S. Only	$146.10	$144.23	$160.83